UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED
(Name of Issuer)
Ordinary Shares
(Title of Class of Securities)
654407105
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)	Page 1 of 13 Pages

CUSIP No. 654407105

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

CROSS CHINA DEVELOPMENTS LIMITED _____________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)	.....................................................................................................................................................................................
(b)	...X...............................................................................................................................................................................

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3.	SEC Use Only ....................................................................................................................................................................

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4.	Citizenship or Place of Organization	British Virgin Islands

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Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power None
6. Shared Voting Power 1,387,024 ordinary shares [1]
7. Sole Dispositive Power None
8. Shared Dispositive Power 1,387,024 ordinary shares [1]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	1,387,024 ordinary shares [1]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ........................................

11.	Percent of Class Represented by Amount in Row (9)	4.0%

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12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

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[1]	Between July 24, 2006 and October 25, 2006, the Reporting Person disposed of 379,798 American Depositary Shares (equivalent to 379,798 ordinary shares) of the Issuer.

CUSIP No. 654407105

_____________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PEA GREEN SERVICES LIMITED _____________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)	.....................................................................................................................................................................................
(b)	...X...............................................................................................................................................................................

_____________________________________________________________________________________

3.	SEC Use Only ....................................................................................................................................................................

_____________________________________________________________________________________

4.	Citizenship or Place of Organization	British Virgin Islands

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Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power None
6. Shared Voting Power 0 [2]
7. Sole Dispositive Power None
8. Shared Dispositive Power 0 [2]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	0 [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ........................................

11.	Percent of Class Represented by Amount in Row (9)	0%

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12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

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[2]

Cross China Developments Limited (“Cross China”) was previously wholly-owned by Pea Green Services Limited, which was wholly-owned by One Carat Securities Limited, which in turn was wholly-owned by Pacific First Technologies Corporation, which was wholly-owned by Pacific First Holdings Limited. As of June 2, 2006, due to

corporate restructuring, Pea Green Services Limited, One Carat Securities Limited, Pacific First Technologies and Pacific First Holdings Limited no longer own any equity interest in Cross China. Cross China is now directly owned by four individual shareholders and they share voting power and dispositive power over the American Depositary Shares (equivalent to 1,387,024 ordinary shares) held of record by Cross China.

CUSIP No. 654407105

_____________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

ONE CARAT SECURITIES LIMITED _____________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)	.....................................................................................................................................................................................
(b)	...X...............................................................................................................................................................................

_____________________________________________________________________________________

3.	SEC Use Only ....................................................................................................................................................................

_____________________________________________________________________________________

4.	Citizenship or Place of Organization	British Virgin Islands

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Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power None
6. Shared Voting Power 0 [2]
7. Sole Dispositive Power None
8. Shared Dispositive Power 0 [2]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	0 [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ........................................

11.	Percent of Class Represented by Amount in Row (9)	0%

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12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

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CUSIP No. 654407105

_____________________________________________________________________________________

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PACIFIC FIRST TECHNOLOGIES CORPORATION _____________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)	.....................................................................................................................................................................................
(b)	...X...............................................................................................................................................................................

_____________________________________________________________________________________

3.	SEC Use Only ....................................................................................................................................................................

_____________________________________________________________________________________

4.	Citizenship or Place of Organization	British Virgin Islands

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Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power None
6. Shared Voting Power 0 [2]
7. Sole Dispositive Power None
8. Shared Dispositive Power 0 [2]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	0 [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ........................................

11.	Percent of Class Represented by Amount in Row (9)	0%

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12.	Type of Reporting Person (See Instructions)	OO (British Virgin Islands company)

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CUSIP No. 654407105

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

PACIFIC FIRST HOLDINGS LIMITED _____________________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)	.....................................................................................................................................................................................
(b)	...X...............................................................................................................................................................................

_____________________________________________________________________________________

3.	SEC Use Only ....................................................................................................................................................................

_____________________________________________________________________________________

4.	Citizenship or Place of Organization	British Virgin Islands

_____________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power None
6. Shared Voting Power 0 [2]
7. Sole Dispositive Power None
8. Shared Dispositive Power 0 [2]

9.	Aggregate Amount Beneficially Owned by Each Reporting Person	0 [2]

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ........................................

11.	Percent of Class Represented by Amount in Row (9)	0%

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12.	Type of Reporting Person (See Instructions)	OO (Samoa company)

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Item 1.

(a)	Name of Issuer:

Ninetowns Internet Technology Group Company Limited

(b)	Address of Issuer's Principal Executive Offices

5th Floor, Union Plaza

20 Chaowai Street, Chaoyang District

Beijing 100020, People’s Republic of China

Item 2.

(a)	Name of Person Filing
I.	Cross China Developments Limited
II.	Pea Green Services Limited
III.	One Carat Securities Limited
IV.	Pacific First Technologies Corporation
V.	Pacific First Holdings Limited
(b)	Address of Principal Business Office or, if none, Residence
I, II, III, IV &V	c/o Ninetowns Internet Technology Group Company Limited

5th Floor, Union Plaza

20 Chaowai Street, Chaoyang District

Beijing 100020, People’s Republic of China

(c)	Citizenship
I, II, III & IV	British Virgin Islands
V	Samoa
(d)	Title of Class of Securities
Ordinary Shares
(e)	CUSIP Number
654407105
Item 3.	Not applicable
Item 4.	Ownership

The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

		Power to Vote		Power to Dispose
Person	No. of Securities Beneficially Owned [1]	Sole[2]	Shared[2]	Sole[2]	Shared[2]
Cross China Developments Limited	1,387,024	0	1,387,024	0	1,387,024
Pea Green Services Limited	0	0	0	0	0
One Carat Securities Limited	0	0	0	0	0
Pacific First Technologies Corporation	0	0	0	0	0
Pacific First Holdings Limited	0	0	0	0	0
Total (all Reporting Persons) [3]	1,387,024	0	1,387,024	0	1,387,024

[1]	Between July 24, 2006 and October 25, 2006, the Reporting Person disposed of 379,798 American Depositary Shares (equivalent to 379,798 ordinary shares) of the Issuer.
[2]

Cross China was previously wholly-owned by Pea Green Services Limited, which was wholly-owned by One Carat Securities Limited, which in turn was wholly-owned by Pacific First Technologies Corporation, which was wholly-owned by Pacific First Holdings Limited. As of June 2, 2006, due to corporate restructuring, Pea Green Services Limited, One Carat Securities Limited, Pacific First Technologies and Pacific First Holdings Limited no longer own any equity interest in Cross China. Cross China is now directly owned by four individual shareholders and they share voting power and dispositive power over the American Depositary Shares (equivalent to 1,387,024 ordinary shares) held of record by Cross China.

[3]	The Reporting Persons disclaim membership in a group.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

As described above, the American Depositary Shares (equivalent to 1,387,024 ordinary shares) being reported on this amendment No.1 to Schedule 13G are held of record by Cross China.

Item 8.	Identification and Classification of Members of the Group

As described above, the American Depositary Shares (equivalent to 1,387,024 ordinary shares) being reported on this amendment No.1 to Schedule 13G are held of record by Cross China. While the existence of a group is not expressly affirmed pursuant to this filing the Reporting Persons include the following additional entities, which, prior to June 2, 2006, may be deemed to exercise voting or dispositive power with respect to the ordinary shares held of record by Cross China: Pea Green Services Limited, One Carat Securities Limited, Pacific First Technologies Corporation and Pacific First Holdings Limited. However, as of June 2, 2006, they may not be deemed to exercise any voting or dispositive power with respect to ordinary shares held of record by Cross China as they no longer own any equity interest in Cross China.

See Items 2 and 4 of this amendment No.1 to Schedule 13G for additional information about the relationships among these parties.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007
Cross China Developments Limited
Signature: /s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pea Green Services Limited
Signature: /s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

One Carat Securities Limited
Signature: /s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Technologies Corporation
Signature:/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Pacific First Holdings Limited
Signature:/s/ Gerry Ka Cheung Wai
Name: Gerry Ka Cheung Wai
Title: Director

Exhibit Index

Exhibit 1: Joint Filing Agreement, dated February 13, 2006 (incorporated by reference to the Exhibit to the Schedule 13D filed by the Reporting Persons on February 14, 2006).